Exhibit 10.1

Termination of Exclusive Business Cooperation Agreement

Party A: Beijing Mingda Jiahe Technology Development Co., Ltd

Address: 1227, 6th Floor, Building C3, No.1 Huangchang West Road, Dougezhuang, Chaoyang District, Beijing

Party B: Mingda Jiahe (Tianjin) Co., Ltd

(Formerly known as Tianjin Mingda Jiahe Real Estate Co., Ltd.)

Address: 7162 E-commerce Building, No.16 Lhasa Road, Heping District, Tianjin

Considering:

1. On April 28, 2018, Party A and Party B signed an Exclusive Business Cooperation Agreement, which stipulated that Party A, as the exclusive service provider of Party B, would provide comprehensive technical support, business support, and related consulting services to Party B.

2. Since the signing of the Exclusive Business Cooperation Agreement, due to multiple factors such as the overall economic environment, macroeconomic policies in the real estate industry, and the epidemic, Party B has faced difficulties in its operations. After careful consideration, Party B has gradually shut down all domestic businesses and disbanded all project service teams since 2019, and has not engaged in any business activities.

3. Due to the impact of the operating conditions of Party B, it is no longer necessary for Party A to provide technical support, business support, and related consulting services to Party B.

4. On February 2, 2021, Party B changed its name from "Tianjin Mingda Jiahe Real Estate Co., Ltd." to "Mingda Jiahe (Tianjin) Co., Ltd.

After friendly consultation, Party A and Party B have reached the following agreement on the termination of the Exclusive Business Cooperation Agreement, which shall be jointly observed.

1. After mutual agreement, Party A and Party B agree to terminate the Exclusive Business Cooperation Agreement from March 1, 2025.

2. After the termination of the Exclusive Business Cooperation Agreement, all rights enjoyed by Party A over Party B based on this agreement, including irrevocable exclusive purchase rights, collection of service fees, and other rights, shall be terminated.

3. Based on the operating conditions of Party B, Party B has been unable to generate net income for a long time, and due to the long-term stagnation of Party B's business, Party A has also failed to provide relevant technical, business support or services. Therefore, Party A agrees not to charge service fees under the Exclusive Business Cooperation Agreement.

4. After the termination of the Exclusive Business Cooperation Agreement, any other supporting agreements or consensus reached by both parties due to the Exclusive Business Cooperation Agreement shall be simultaneously terminated. The creditor's and debtor's rights of both parties have been settled and there is no further dispute.

5. Due to the loss of the main debt under the Exclusive Business Cooperation Agreement, both parties agree that from the date of signing this agreement, the security interest under the Exclusive Business Cooperation Agreement shall be extinguished simultaneously. The shareholder of Party B shall pledge their equity in Party B to the security interest of Party A, and the Equity Pledge Agreement shall be terminated simultaneously.

6. This agreement is made in duplicate, with each party holding one copy, and shall come into effect from the date of signature or seal by both parties.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party A: Beijing Mingda Jiahe Technology Development Co., Ltd.

By: /s/ Siping Xu

Name: Siping Xu

Title: Legal Representative

Party B: Mingda Jiahe (Tianjin) Co., Ltd

By: /s/ Siping Xu

Name: Siping Xu

Title: Legal Representative